PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 1, 2013	Registration No. 333-186039

PROSPECTUS

17,793,802 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated May 1, 2013 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 17,793,802 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on November 29, 2013.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 1, 2013. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 1, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 5 is Dated November 29, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 26, 2013
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01      OTHER EVENTS.

Extension of 2007, 2009 and 2010 Private Placement Warrants and Consultant Warrants

On November 26, 2013, the Board of Directors of Ireland Inc. (the “Company”) unanimously approved an extension of the expiry date for warrants issued under the Company’s 2007, 2009 and 2010 private placements, and certain additional warrants issued to consultants for services in 2009 and 2010 (collectively, the “Expiring Warrants”). The expiry dates for the Expiring Warrants were extended from November 30, 2013 to January 15, 2014 as follows:

	Maximum No.
	of Shares	Exercise
	Issuable on	Price per	Previous	Extended
Expiring Warrants	Exercise	Share	Expiry Date	Expiry Date
2007 Private Placement Warrants	10,160,650	$0.75	November 30, 2013	January 15, 2013

2009 Private Placement Warrants	6,894,677	$0.75	November 30, 2013	January 15, 2013

2010 Private Placement Warrants	5,517,500	$0.75	November 30, 2013	January 15, 2013

2009 Consultant Warrants	200,000	$0.55	November 30, 2013	January 15, 2013

2010 Consultant Warrants	3,800,000	$0.75	November 30, 2013	January 15, 2013

Directors and officers of the Company beneficially own Expiring Warrants as follows:

(a)

Douglas D.G. Birnie, Chief Executive Officer, President and Director, beneficially owns 2007 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock and 2009 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock.

(b)	Mark H. Brennan, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 70,000 shares of common stock.

(c)

Steven A. Klein, Director, directly owns 2009 Private Placement Warrants exercisable for a maximum of 75,000 shares of common stock and 2010 Private Placement Warrants exercisable for a maximum of 50,000 shares of common stock. In addition, as trustee for a trust, Mr. Klein exercises voting and investment power over 2009 Private Placement Warrants exercisable for a maximum of 300,000 shares of common stock and 2010 Private Placement Warrants exercisable for a maximum of 100,000 shares of common stock. Mr. Klein disclaims any pecuniary interest n the warrants over which he exercises voting and investment power as trustee for the trust.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.

Date: November 29, 2013	By:	/s/ Douglas D.G. Birnie
		Name:	Douglas D.G. Birnie
		Title:	CEO and President